Exhibit 99.1

GrowGeneration Announces 2021 Annual Meeting Results

DENVER, June 25, 2021 /CNW/ - GrowGeneration Corp. (NASDAQ: GRWG), ("GrowGen" or the "Company"), the nation's largest chain of specialty hydroponic and organic garden centers, today announced voting results from its 2021 annual meeting of shareholders held on June 24, 2021. Shareholders, represented either in person or by proxy, voted in favor of each item of business at the annual meeting.

Based on the voting results, each of the five director nominees was elected: Michael Salaman, Darren Lampert, Stephen Aiello, Sean Stiefel and Paul Ciasullo, and Plante Moran was reappointed as the Company's independent auditors.

Darren Lampert, Chief Executive Officer of GrowGen, said: "We would like to express our gratitude to our shareholders for their continued support and look forward to continuing to share GrowGen's growth and success. We plan to diversify our board membership in 2022. As a corporation, we recognize the importance of building an inclusive and diverse culture and believe diverse perspectives could make our company stronger."

About GrowGeneration Corp.:

GrowGen owns and operates specialty retail hydroponic and organic gardening centers. Currently, GrowGen has 55 stores, which include 20 locations in California, 8 locations in Colorado, 7 locations in Michigan, 5 locations in Maine, 5 locations in Oklahoma, 2 locations in Nevada, 2 locations in Washington, 2 locations in Oregon, 1 location in Arizona, 1 location in Rhode Island,1 location in Florida, and 1 location in Massachusetts. GrowGen also operates an online superstore for cultivators at growgeneration.com and B2B ERP platform, agron.io. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers.

For more information about GrowGeneration, or to locate its stores, please visit www.GrowGeneration.com.

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent our current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this release. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as "look forward," "believe," "continue," "building," or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings we make with the United States Securities and Exchange Commission, available at: http://www.sec.gov, and on our website, at: www.GrowGeneration.com.

Company Inquiries:
GrowGeneration Corp.
610-216-0057
michael@growgeneration.com

Investor Contact:
John Evans
GrowGeneration
415-309-0230
john.evans@growgeneration.com

Connect:

Website: www.GrowGeneration.com

Instagram: growgen

Facebook: GrowGenerationCorp

Twitter: @GrowGenCorp